Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 4, 2021 with respect to the financial statements of Soliton, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference in this Registration Statement.

/s/ Dixon Hughes Goodman LLP
Atlanta, Georgia
April 20, 2021